Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Schedule TO-I/A

(Form Type)

Jefferies Credit Partners BDC Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate(1)	Amount of Filing Fee

Fees to Be Paid	—		—

Fees Previously Paid	$ 0.00	0.0001531	$ 0.00(2)

Total Transaction Valuation	$ 0.00

Total Fees Due for Filing			$ 0.00

Total Fees Previously Paid			$ 2,044.28(2)

Total Fee Offsets			$ 0.00

Net Fee Due			$ 0.00

(1)

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Order Making Fiscal Year 2025 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11299; 34-100784 / August 20, 2024), equals $153.10 per million dollars of the value of the transaction.

(2)

A filing fee of $1,477.81 was paid in connection with the filing of the Schedule TO-I by Jefferies Credit Partners BDC Inc. (the “Company”) (File No. 005-94255) on October 1, 2024 (the “October 2024 Schedule TO-I”). The final transaction fee due pursuant to the final amendment to the October 2024 Schedule TO-I filed on November 7, 2024, was $0.00. A filing fee of $2,044.28 was paid with the filing of the Schedule TO-I by the Company on January 24, 2025 (the “January 2025 Schedule TO-I”). This is the final amendment to the January 2025 Schedule TO-I and is being filed to report the results of the offer. The final transaction fee due pursuant to this final amendment to the January 2025 Schedule TO-I is $0.00.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	—	—	—	—		—

Fee Offset Sources	—	—	—		—		—